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                      TERMINATION AND AMENDMENT AGREEMENT
                      -----------------------------------

         AGREEMENT made and entered into on this 9th day of December, 1998, by and among Barron Chase Securities, Inc. ("BCS") and Coventry Industries Corp. (the "Company").

         WHEREAS, the Company and BCS entered into a Financial Advisory Agreement (the "Advisory Agreement") and Investment Banking Warrant Agreement (the "Warrant Agreement") each dated January 20, 1998; and

         WHEREAS, the parties desire to terminate the Financial Advisory Agreement and amend the terms of the Warrant Agreement, except for the rights relating to the receipt by BCS and its assigns of 300,000 warrants of the Company.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises, and undertakings set forth herein, as complete and full satisfaction of the Advisory Agreement, the parties agree as follows:

         1. (a) Effective immediately, the Financial Advisory Agreement is terminated and BCS waives all claims that it may have to any amounts that may be payable or rights it may have under the Financial Advisory Agreement.

            (b) The first paragraph of Article 1 of the Warrant Agreement is amended to read in its entirety:

            "The aforesaid recitals are true and accurate. Pursuant to the Warrants, the Holders are hereby granted the right to purchase from the Company, at any time during the period commencing on January 20, 1998 and expiring on January 20, 2001 (the "Expiration Time"), up to 300,000 shares of the Company's Common Stock at an initial exercise price (subject to adjustment as provided in Article 8 hereof) of $.75 per share (the "Exercise Price" or "Purchase Price")."

            (c) The Warrant Certificate shall be amended to conform to the changes set forth in Paragraph 1(b) above. All other terms and conditions of the Warrant Agreement shall remain the same.

         2. BCS waives and hereby releases and discharges the Company, and the Company waives and hereby releases and discharges BCS, from any and all liability of whatever kind or nature arising from any acts or omissions of either party, known or unknown, asserted or unasserted, which occurred up to the date of this Agreement, including but not limited to all liability for any acts that may have violated their rights under any contract, tort, or other common law, or any other duty or obligation of any kind; all liability, asserted or unasserted, known or unknown, suspected or unsuspected, which was or may have been alleged against or imputed to either party by the other party up to the date of this Agreement.

         3. Neither BCS nor the Company shall in the future initiate or cause to be initiated any judicial or administrative charge, complaint, action, or proceeding relating to claims released under paragraph 2 of this Agreement and that were or could have been raised against

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either party in any forum as of the date of this Agreement. In the event that any such judicial or administrative charge, complaint, action, or proceeding is presently pending, or if in the future any such proceeding is commenced by either party or any person or party acting on that party's behalf, the party with such notice shall promptly notify the other party of the existence of that proceeding, withdraw it, with prejudice, to the extent that party has the power to do so, and except to the extent required or compelled by law, legal process, or subpoena, shall refrain from participating, testifying or producing documents or information therein.

         4. This Agreement constitutes the entire agreement between the parties in relation to its subject matter, supersedes all prior agreements between the parties, if any, concerning its subject matter, and may not be altered, amended, modified, superseded, canceled, or terminated except by a writing duly executed by the parties or their attorneys on their behalf

         5. If any of the provisions, terms, clauses, waivers, or releases of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum of competent jurisdiction, then such provisions, terms, clauses, waivers, or releases of claims or rights shall be deemed severable, such that all other provisions, terms, clauses, waivers, and releases of claims and rights contained in this Agreement shall remain valid and binding upon the parties.

         6. This Agreement shall be governed by the laws of the State of Florida.

         IN WITNESS WHEREOF, Coventry Industries Corp. and Barron Chase Securities, Inc. have acknowledged and executed this Agreement as of the date hereof

                                   COVENTRY INDUSTRIES CORP.

                                   By:
                                      ------------------------------
                                        Robert Hausman, President

                                      BARRON CHASE SECURITIES, INC.

                                   By:
                                      ------------------------------
                                         Robert T. Kirk, President


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